Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-202479, 333-196471, 333-189382, 333-186935, 333-180124, 333-172533, 333-165447, 333-157980, 333-149939 and 333-143906) pertaining to the 2014 Long-Term Incentive Stock Plan , Amended and Restated 2007 Employer, Director and Consultant Stock Plan, Amended and Restated 2003 Stock Option and Incentive Plan, and the World Energy Solutions, Inc. 2006 Stock Incentive Plan of EnerNOC, Inc. of our reports dated March 12, 2015, with respect to the consolidated financial statements of EnerNOC, Inc., and the effectiveness of internal control over financial reporting of EnerNOC, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 12, 2015